As filed with the Securities and Exchange Commission on December 17, 2024

Registration No. 333-283527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESGL HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	4954	Not applicable
(State or Other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Tuas South Avenue 2

Singapore 637226

+65 6653 2299

(Address, Including Zip Code, And Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

Copies of all correspondence to:

Mitchell S. Nussbaum, Esq.

David J. Levine, Esq.

Loeb & Loeb, LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

ESGL Holdings Limited is filing this Amendment No. 1 to its Registration Statement on Form F-1 (File No. 333-283527) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

On March 15, 2021, the Sponsor purchased an aggregate of 2,156,250 Founder Shares for an aggregate offering price of $25,000 at an average price of approximately $0.012 per share. Such securities were issued in connection with our organization pursuant to exemption from registration contained in section 4(a) (2) of the Securities Act. Our Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, at the time of the IPO completed on February 17, 2022, the Sponsor purchased an aggregate of 377,331 private placement units at a price of $10.00 per unit at a price of $10.00 per unit for an aggregate purchase price of $3,773,310. Each unit consists of one share of GUCC Class A common stock and one Private Warrant, and each Private Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per whole share in a private placement that closed simultaneously with the closing of the IPO. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Also in connection with the closing of the IPO, EF Hutton, division of Benchmark Investments, LLC, the lead underwriter of GUCC purchased 43,125 shares of GUCC Class A common stock at an aggregate purchase price of $1.00. This issuance was made pursuant to the exemption from registration under the Securities Act in reliance on Section 4(a)(2).

On July 27, 2023, GUCC, ESGL, and ESGH entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) with Vellar Opportunities Fund Master, Ltd (“Vellar”). On the same date, Vellar assigned and novated 50% of its rights and obligations under the Forward Purchase Agreement to ACM ARRT K LLC (“ARRT”). On August 4, 2023, ACM ARRT K LLC delivered a pricing notice to ESGL for 550,000 additional Ordinary Shares under the Forward Purchase Agreement, which were issued by ESGL without consideration effective as of that date. On August 14, 2023, Vellar delivered a pricing notice to ESGL for 1,268,085 additional Ordinary Shares under the Forward Purchase Agreement, which were issued by ESGL without consideration effective as of that date. This issuance was made pursuant to the exemption from registration under the Securities Act in reliance on Section 4(a)(2).

On March 27, 2024, the Company entered into a Share Purchase Agreement dated March 27, 2024 with an accredited investor, pursuant to which the Company issued in a private placement 10,000,000 Ordinary Shares to the investor at a purchase price of US$0.25 per share. The initial closing under the purchase agreement took place on March 28, 2024 pursuant to which the investor purchased 2,000,000 Ordinary Shares. The second and final closing under the purchase agreement took place on April 3, 2024 pursuant to which the investor purchased 8,000,000 Ordinary Shares. The Company received gross proceeds of $2,500,000 in the private placement. This issuance was made pursuant to the exemption from registration under the Securities Act in reliance on Section 4(a)(2).

On August 21, 2024, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with certain accredited investors named therein (the “Purchasers”), pursuant to which the Company issued in an initial closing of a private placement an aggregate of 13,800,000 Ordinary Shares to the Purchasers at a purchase price of US$0.29 per share. The initial closing of the private placement occurred on August 22, 2024 (the “Closing Date”) and the Company received gross proceeds of $4,002,000. For a period of three months following the Closing Date, Mr. Samuel Wu, one of the Purchasers, was granted the right to purchase up to an additional 3,441,380 Ordinary Shares for gross proceeds of $998,000 on the same and terms and conditions set forth in the Purchase Agreement (the “Second Closing Option”). The Second Closing Option was exercised in full by such Purchaser on September 30, 2024. Accordingly, the Company issued an aggregate of 17,241,380 Ordinary Shares in the private placement for aggregate gross proceeds to the Company of $5,000,000. This issuance was made pursuant to the exemption from registration under the Securities Act in reliance on Section 4(a)(2).

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Item 8. Exhibits and Financial Statements.

(a) Exhibits

Exhibit Number	Description
2.1†**	Merger Agreement dated November 29, 2022 among Genesis Unicorn Capital Corp. (“GUCC”), Environmental Solutions Group Holdings Limited (“ESGH”), ESGL Holdings Limited (“ESGL”), ESGH Merger Sub Corp and the shareholder representative (incorporated by reference to Exhibit 1.1 of ESGL’s registration statement on Form F-4 (File No. 333-269078), initially filed with the SEC on December 30, 2022).
3.1**	Amended and Restated Memorandum and Articles of Association of ESGL (incorporated by reference to Exhibit 3.1 of Form F-1 filed by ESGL with the SEC on April 12, 2024).
4.1**	Specimen of ordinary share certificate of ESGL (incorporated by reference to Exhibit 4.1 of Form 20-F filed by ESGL with the SEC on August 8, 2023).
4.2**	Specimen of warrant certificate of ESGL (incorporated by reference to Exhibit 4.2 of Form 20-F filed by ESGL with the SEC on August 8, 2023).
4.3**	Warrant Agreement (incorporated by reference to Exhibit 4.1 of GUCC’s current report on Form 8-K filed with the SEC on February 17, 2022).
5.1	Opinion of Maples and Calder (Cayman) LLP as to the validity of the ordinary shares of ESGL.
10.1**	Form of Lock-Up Agreement dated November 29, 2022 (incorporated by reference to Exhibit 10.1 to GUCC’s current report on Form 8-K filed with the SEC on November 30, 2022).
10.2**	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to GUCC’s current report on Form 8-K filed with the SEC on November 30, 2022).
10.3**	Forward Purchase Agreement dated July 27, 2023, by and among GUCC, Environmental Solutions Group Holdings Limited, ESGL Holdings Limited, and Vellar Opportunities Fund Master, Ltd. (incorporated by reference to Exhibit 10.1 to GUCC’s current report on Form 8-K filed with the SEC on July 27, 2023).
10.4**	Non-solicitation agreement entered by and between ESGL and Quek Leng Chuang dated August 2, 2023 (incorporated by reference to Exhibit 10.4 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).

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Exhibit Number	Description
10.5**	Non-solicitation agreement entered by and between ESGL and Lee Meng Seng dated August 2, 2023 (incorporated by reference to Exhibit 10.5 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.6**	Non-solicitation agreement entered by and between ESGL and Law Beng Hui dated August 2, 2023 (incorporated by reference to Exhibit 10.6 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.7**	Non-solicitation agreement entered by and between ESGL and Ho Shian Ching dated August 2, 2023 (incorporated by reference to Exhibit 10.7 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.8†**	Employment Agreement entered by and between ESGL and Quek Leng Chuang dated August 2, 2023 (incorporated by reference to Exhibit 10.8 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.9†**	Employment Agreement entered by and between ESGL and Lee Meng Seng dated August 2, 2023 (incorporated by reference to Exhibit 10.9 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.10†**	Employment Agreement entered by and between ESGL and Law Beng Hui dated August 2, 2023 (incorporated by reference to Exhibit 10.10 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.11†**	Employment Agreement entered by and between ESGL and Ho Shian Ching dated August 2, 2023 (incorporated by reference to Exhibit 10.11 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.12**	Waiver dated May 17, 2023 among GUCC, ESGL, ESGL Holdings Limited, ESGH Merger Sub Corp and the shareholder representative relating to certain requirements under the Merger Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-4/A filed with the Securities & Exchange Commission on June 20, 2023).
10.13**	Form of Indemnity Agreement entered by and among ESGL Holdings Limited and the directors and officers of ESGL Holdings Limited (incorporated by reference to Exhibit 10.13 to ESGL’s registration statement on Form F-1 filed with the SEC on September 19, 2023).
10.14**	Form of Share Purchase Agreement dated March 27, 2024 between ESGL and the purchaser named therein (incorporated by reference to Exhibit 10.1 to ESGL’s Form 6-K filed with the SEC on April 1, 2024).
10.15**	Form of Share Purchase Agreement dated August 21, 2024 between ESGL and the purchasers named therein (incorporated by reference to Exhibit 10.1 to ESGL’s Form 6-K filed with the SEC on August 23, 2024).
21.1**	List of Principal Subsidiaries (incorporated by reference to Exhibit 21.1 of Form 20-F filed by ESGL with the SEC on August 8, 2023).

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Exhibit Number	Description
23.1**	Consent of Assentsure PAC, an independent registered public accounting firm for ESGL Holdings Limited.
23.2**	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm for ESGL Holdings Limited.
23.3	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (contained on the signature pages hereto).
107**	Filing fee table.

** Previously filed.

† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on December 17, 2024.

ESGL Holdings Limited

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Quek Leng Chuang	Chairman of the Board and Chief Executive	December 17, 2024
Quek Leng Chuang	Officer (principal executive officer)

/s/ Ho Shian Ching	Chief Financial Officer (principal financial and accounting officer)	December 17, 2024
Ho Shian Ching

*	Chief Growth and Sustainability Officer and Director	December 17, 2024
Law Beng Hui

*	Director	December 17, 2024
Anita Pushparani Dorett

*	Director	December 17, 2024
Lim Boon Yew Gary

*	Director	December 17, 2024
Yap Chin Yee Richard

*	Director	December 17, 2024
Ernest Fong

* By Ho Shian Ching, as attorney-in fact

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AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of ESGL Holdings Limited, has signed this registration statement in Newark, Delaware on December 17, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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